SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT


Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 1, 2001

Jayark Corporation
(Exact name of registrant as specified in its charter)

Delaware				0-3255			13-1864519
(State of incorporation)	(Commission File #)	(IRS EIN)


300 Plaza Drive, Vestal, New York		       13850
(Address of principal executive offices)		(Zip Code)


Registrant's telephone number, including are code:  607-729-9331

Item 5.	Other Events

Effective October 1, 2001, Jayark Corporation (the "Company") approved the merger of its formally wholly owned subsidiary, Fisher Medical Corporation ("Fisher") with Fisher Medical LLC (the "Merger"), the owner of the intellectual property utilized in Fisher's medical mattress product line. Pursuant to the Merger Agreement, the Company assigned approximately 50% of its equity holdings in Fisher to the sole member of Fisher Medical LLC, Dr. Stephen M. Fisher. Dr. Fisher also serves as President of Fisher and as a Director of the Company. The Company also received from Fisher a five-year promissory note, in the amount of $525,715. In return for three-year warrants for 4,719 shares of common stock, at a price to be determined upon completion of Fisher's first financing, the Company provided to Fisher's investment bank, Alberdale LLC, or its assigns, the right to purchase the remaining Fisher equity holdings at a price to be determined according to an agreed upon schedule. Alberdale LLC's right to purchase the Company's holdings terminates upon the completion of 18 months from the date of the Merger. The Company retains two positions of Fisher's five person Board of Directors.

Immediately precedent to the Merger, Fisher completed a $500,000 Bridge funding program with one accredited investor in the form of a convertible debenture. The intellectual property of Fisher Medical LLC was used as collateral of the convertible debenture. Fisher's Board of Directors, upon conclusion of the Merger, approved a one-for-ten split of Fisher's common stock.

The Company will no longer include in its financial reporting the full value of Fisher's operations nor include it as a wholly owned subsidiary.


SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


JAYARK CORPORATION

Registrant

By:  /s/ Robert C. Nolt			Dated:  October  5, 2001
Chief Financial Officer